QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.(a)(2)

[LETTERHEAD OF PROTECTIVE LIFE INSURANCE COMPANY]

VARIABLE LIFE INSURANCE POLICY

JOHN DOE

Policy Number: SPECIMEN

        This is an Individual Flexible Premium Variable and Fixed Life Insurance Policy ("Policy") which has been issued to the Owner. This Policy provides a death benefit.

        THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company's Home Office, or to any Agent of the Company, with a written request for cancellation within (a) 10 days after receipt; or (b) 45 days after the Application was signed; whichever is later. Return of this Policy by mail is effective on receipt by the Company. The returned Policy will be treated as if the Company had never issued it. In states where permitted, the Company will promptly refund an amount equal to the sum of: (a) the difference between the premiums paid (after deduction of any policy fees and other charges) and the amounts allocated to the Fixed Account or the Sub-Accounts, plus (b) the value of the amounts allocated to the Fixed Account, including any interest credited on such amounts accumulated to the date that this Policy is returned to the Company, plus (c) the value of the amounts allocated to the Sub-Accounts, adjusted to reflect the net investment experience of such Sub-Accounts, to the date that this Policy is returned to the Company. This amount may be more or less than the premium payment(s). In states where required, the Company will promptly refund the premium payment(s).

/s/ ILLEGIBLE President	/s/ ILLEGIBLE Secretary

        THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

READ THE CONTRACT CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
NON-DIVIDEND PAYING

INDEX

POLICY SPECIFICATIONS PAGES	3
DEFINITIONS	4
GENERAL PROVISIONS	5
Entire Contract	5
Modification of the Contract	5
Misstatement of Age or Sex	5
Non-Participating	5
Suicide Exclusion	6
Termination	6
Representations and Contestability	6
Reports	6
Arbitration	6
CONTROL PROVISIONS	7
The Parties Involved	7
Rights of Owner	7
Contingent Owner	7
Beneficiary	7
Changing the Owner	7
Assignment	7
Protection of Proceeds	7
Suspension or Delay in Payment	8
Tax Considerations	8
Changes in Policy Cost Factors	8
Coverage Limitations	8
PREMIUMS	8
Premium Payments	8
Planned Premium Payments	8
Unscheduled Premium Payments	9
Minimum Monthly Premium Guarantee	9
Allocation of Net Premiums	9
Grace Period	9
Reinstatement	9
Minimum Values	10
DEDUCTIONS FROM POLICY VALUE	10
COST OF INSURANCE	10
Cost of Insurance Charge	10
Cost of Insurance Rates	10
BASIS OF COMPUTATION	10
FIXED ACCOUNT	10
Calculation of the Fixed Account Value	10
Interest Credited	10
VARIABLE ACCOUNT	11
General Description	11
Sub-Accounts of the Variable Account	11
Valuation of Assets	11
Calculation of Sub-Account Values	11
Net Investment Factor	12
Transfers	12

DEATH BENEFIT	12
Death Benefit Proceeds	12
Amount of Death Benefit Proceeds	12
Payment of Death Benefit Proceeds	13
Suspension of Payment	13
Creditor Claims	13
SURRENDERS AND WITHDRAWALS	13
Surrenders	13
Withdrawals	13
POLICY LOANS	14
Right to Make Loans, Policy Debt	14
Maximum Loan	14
Interest	14
Collateral	14
Repaying Policy Debt	14
CHANGING THIS POLICY	14
Increasing The Face Amount	14
Premium Payments Required for a Face Amount Increase	15
Cancellation of a Face Amount Increase	15
Decreasing The Face Amount	15
Changing the Death Benefit Option	15
Change Approval	15
SETTLEMENT OPTIONS	15
Availability of Options	15
Minimum Amounts	15
Electing A Settlement Option	15
Effective Date and Payment Date	16
Description of Options	16

POLICY SPECIFICATIONS

POLICY NUMBER: [SPECIMEN]	POLICY EFFECTIVE DATE: [SEPTEMBER 1, 2003]
POLICY ISSUE DATE: [SEPTEMBER 1, 2003]	AGE: [35]
INSURED: [JOHN Q. DOE]	[SEX:] [MALE]
INITIAL FACE AMOUNT: [$100,000]	MONTHLY ANNIVERSARY DAY: [1]
INITIAL PREMIUM PAYMENT: [$1,475.44]	DEATH BENEFIT OPTION: [LEVEL]
MINIMUM MONTHLY PREMIUM PAYMENT: [$32.00]	RATE CLASS: [STANDARD NON-TOBACCO]
PLANNED PREMIUM PAYMENT: [$1,475.44 PAYABLE ANNUALLY]
OWNER: [JOHN Q. DOE]
FORM NUMBER	SCHEDULE OF ADDITIONAL BENEFITS	MONTHLY CHARGE DURING FIRST YEAR
[NONE]

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

        THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, SUBJECT TO THE TERMS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT—[3% ANNUALLY (.2466% MONTHLY)]

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT—[4.10%]

MAXIMUM LOAN INTEREST RATE [5%] YEARS [1-10]—[3.25%] YEARS [11+]

MINIMUM MONTHLY PREMIUM GUARANTEE PERIOD: [15] YEARS

MINIMUM FACE AMOUNT: [$50,000]

DEDUCTION FROM PREMIUM PAYMENTS

        Premium Expense Charge.    A maximum Premium Expense Charge of [3%] will be deducted from each premium payment. The Company reserves the right to charge less than the maximum charge. Accordingly, the Premium Expense Charge is currently [3%] (subject to the maximum charge outlined above).

MONTHLY DEDUCTIONS

        Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. With the exception of the Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and the Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Unloaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

        Administration Charge.    The monthly Administration Charge is [$8].

        Administration Charge for Initial Face Amount.    The maximum monthly Administration Charge for Initial Face Amount is equal to [$.00] per every $1,000 of Initial Face Amount in Policy Years [1 through 20]. This charge is not assessed after the [20th] Policy Year.

        The Company reserves the right to charge less than the maximum charge.

        Administration Charge For Increase In Face Amount.    The monthly Administration Charge for Increase in Face Amount is [$.81] per every $1,000 of increase in Face Amount. This monthly charge applies during the [twelve] month period following the effective date of each increase in Face Amount.

        Charge For Benefits Under Riders.    The Company will deduct a monthly charge for any riders.

        Cost of Insurance Charge.    The Company will deduct a monthly Cost of Insurance Charge for the Face Amount. This charge varies and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Maximum Monthly Cost of Insurance Rates are set forth in the table on the following page.

        Mortality and Expense Risk Charge.    The maximum monthly Mortality and Expense Risk Charge is equal to [.075%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.90%] of such amount. The Company reserves the right to charge less than the maximum charge. Accordingly, in Policy Years [11] and thereafter, the monthly Mortality and Expense Risk Charge is currently [.021%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.25%] of such amount (subject to the maximum charge outlined above).

OTHER DEDUCTIONS

        Withdrawal Charge.    A Withdrawal Charge equal to the lesser of: (a) [2%] of the amount withdrawn; or (b) [$25] is deducted from the Fixed Account and Variable Account Value(s) whenever you make a withdrawal. See the Surrenders and Withdrawals section of this Policy for additional details.

        Transfer Fee.    A [$25] charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of [12] during a Policy Year. See the Variable Account section of this Policy for additional details.

SURRENDER CHARGES

        If this Policy is surrendered, lapses at the end of a Grace Period or the Owner reduces the Face Amount during the first [ten] Policy Years, the Company will deduct a Surrender Charge from the

4A

Fixed Account and Variable Account Value(s). The Maximum Surrender Charge on surrender or lapse of this Policy is shown in the table below.

        If the Face Amount of this Policy is decreased during the first [ten] Policy Years, the partial Surrender Charge imposed will equal the portion of the Surrender Charge (shown in the table below and reduced by any previous partial Surrender Charge(s)) that corresponds to the percentage by which the Face Amount is reduced. In the event of such a reduction in the Face Amount, the Company will allocate the partial Surrender Charge to each Sub-Account and the Fixed Account based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total Unloaned Policy Value.

POLICY YEARS	SURRENDER CHARGE		POLICY YEARS	SURRENDER CHARGE
1	$	[2650.00]	7	$	[2425.00]
2		[2600.00]	8		[1819.00]
3		[2575.00]	9		[1213.00]
4		[2550.00]	10		[606.00]
5		[2500.00]	11		[0]
6		[2475.00]

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
PER $1,000 OF NET AMOUNT AT RISK

ATTAINED AGE	RATE	ATTAINED AGE	RATE		ATTAINED AGE	RATE		ATTAINED AGE	RATE		ATTAINED AGE	RATE
0		20			40	$	[.191]	60	$	[1.054]	80	$	[7.867]
1		21			41		[.206]	61		[1.163]	81		[8.617]
2		22			42		[.221]	62		[1.287]	82		[9.465]
3		23			43		[.238]	63		[1.428]	83		[10.423]
4		24			44		[.256]	64		[1.588]	84		[11.473]
5		25			45		[.277]	65		[1.764]	85		[12.590
6		26			46		[.299]	66		[1.954]	86		[13.753]
7		27			47		[.323]	67		[2.160]	87		[14.953]
8		28			48		[.349]	68		[2.381]	88		[16.165]
9		29			49		[.378]	69		[2.622]	89		[17.405]
10		30			50		[.409]	70		[2.894]	90		[18.692]
11		31			51		[.446]	71		[3.253]	91		[20.047]
12		32			52		[.489]	72		[3.559]	92		[21.516]
13		33			53		[.536]	73		[3.969]	93		[23.160]
14		34			54		[.591]	74		[4.430]	94		[25.260]
15		35	$	[.141]	55		[.652]	75		[4.924]	95		[28.274]
16		36		[.148]	56		[.720]	76		[5.451]	96		[33.107]
17		37		[.157]	57		[.791]	77		[6.006]	97		[41.685]
18		38		[.167]	58		[.869]	78		[6.582]	98		[58.013]
19		39		[.178]	59		[.957]	79		[7.195]	99		[83.333]
											100+		[0]

        GUARANTEED MAXIMUM COST OF INSURANCE RATES FOR THE RATE CLASS SHOWN ON PAGE 3 ARE EQUAL TO THE ABOVE RATES INCREASED BY [$0.000] EACH MONTH.

4B

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account
Sub-Accounts:
[Goldman Sachs/PIC Growth & Income]	[20.00%]
[Goldman Sachs/CORE U.S. Equity]	[10.00%]
[Calvert Social Balanced]	[10.00%]
[MFS Emerging Growth]	[10.00%]
[MFS Growth with Income]	[10.00%]
[Oppenheimer Aggresive Growth/VA]	[10.00%]
[Oppenheimer Strategic Bond/VA]	[10.00%]
[Protective Life General Account:]
[Fixed Account]	[20.00%]

4C

DEFINITIONS

        Application.    The paperwork completed to apply for this Policy.

        Attained Age.    The Insured's age as of the [nearest] birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

        Beneficiary.    The Beneficiary is the person entitled to receive the Death Benefit Proceeds upon the death of the Insured.

          Primary.    Where a Primary Beneficiary is living, such person is the Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed.

          Contingent.    Where no Primary Beneficiary is living, the "Contingent Beneficiary", as named in the Application, is the Beneficiary, unless changed.

          Irrevocable.    An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary or exercise certain other rights.

        Cash Value.    It is equal to the Policy Value minus any applicable surrender charge.

        Death Benefit.    The amount of insurance provided under the Policy as determined by the Death Benefit Option selected.

        Death Benefit Option.    One of two options (Level Death Benefit or Increasing Death Benefit) that an Owner may select for the computation of Death Benefit Proceeds.

        Death Benefit Proceeds.    The amount payable to the Beneficiary if the Insured dies while the Policy is in force which is equal to the Death Benefit, plus any death benefit under any rider to the Policy, less any Policy debt and unpaid Monthly Deductions if the Insured dies during a grace period.

        Face Amount.    The Initial Face Amount as shown on the Policy Specifications Page. Thereafter, the Face Amount may be increased or decreased in accordance with the terms of this Policy.

        Fixed Account.    Part of the Company's General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

        Fixed Account Value.    The Policy Value in the Fixed Account.

        Fund.    An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

        General Account.    The assets of the Company other than those allocated to the Variable Account or another separate account.

        Home Office.    2801 Highway 280 South, Birmingham, Alabama, 35223.

        Insured.    The person whose life is covered by the Policy.

        Issue Age.    The Insured's age as of the nearest birthday on the Policy Effective Date.

        Issue Date.    The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial premium payment is received at the Home Office before the Issue Date.

        Lapse.    Termination of the Policy at the expiration of the Grace Period while the Insured is still living.

        Loan Account.    An account within the Company's General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.

        Loan Account Value.    The Policy Value in the Loan Account.

        Minimum Monthly Premium.    The Minimum Monthly Premium is used in a calculation that is described under the Minimum Monthly Premium Guarantee section of this Policy.

        Monthly Anniversary Day.    The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

        Monthly Deductions.    The charges deducted monthly from the Sub-Account value(s) and/or Fixed Account value as described on the Policy Specifications Page.

        Net Amount at Risk.    The Net Amount at Risk as of any Monthly Anniversary Day is (a) minus (b) where:

    (a)
    is the Death Benefit discounted at one plus the monthly guaranteed interest rate; and

    (b)
    is the Policy Value (prior to deducting the Cost of Insurance), if the Death Benefit Option is Level, or Policy Value (discounted at one plus the monthly guaranteed interest rate and prior to deducting the Cost of Insurance), if the Death Benefit Option is Increasing.

        Net Asset Value Per Share.    The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

        Net Premium.    The premium payment after deduction of the Premium Expense Charge.

        Owner.    The person(s) who own(s) the Policy. Herein referred to as "the Owner".

        Policy Anniversary.    The same day in each Policy Year as the Policy Effective Date.

        Policy Debt.    The sum of all outstanding policy loans plus accrued interest.

        Policy Effective Date.    The date shown on the Policy Specifications Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any increase, decrease, additions, or changes to coverage, the effective date shall be the Monthly Anniversary Day on or next following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

        Policy Value.    The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

        Policy Year.    Each period of 12 months commencing with the Policy Effective Date.

        Protective Life Insurance Company.    Herein referred to as "the Company".

        Settlement Option.    Alternatives to a lump sum for payment by the Company under the Death Benefit or surrender provisions of this Policy.

        Sub-Account.    A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

        Sub-Account Value.    The Policy Value in a Sub-Account as defined on Page 11.

        Surrender Value.    The Cash Value minus any outstanding Policy Debt.

        Unit.    A unit of measurement used to calculate the Sub-Account Values.

        Unloaned Policy Value.    The sum of the Variable Account Value and the Fixed Account Value.

        Valuation Day.    Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.

        Valuation Period.    The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

        Variable Account.    The Protective Variable Life Separate Account, a separate investment account of the Company used to fund variable life insurance benefits to which Policy value may be transferred or into which Net Premiums may be allocated.

        Variable Account Value.    The sum of all Sub-Account Values.

        Withdrawal.    A Withdrawal by the Owner of an amount of Cash Value that is less than the Surrender Value.

        Written Notice.    A written notice or request that is received by the Company at the Home Office.

GENERAL PROVISIONS

        Entire Contract.    This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, copies of which are attached, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. The Policy is issued in consideration of payment of the Initial Premium Payment shown on the Policy Specifications Page.

        Modification of the Contract.    No change or waiver of the terms of this Policy is valid unless made by the Company, in writing, and approved by the President, Secretary or a Vice President of the Company. The Company reserve the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.

        Misstatement of Age [or Sex].    Questions in the Application concern the Insured's date of birth [and sex]. If the date of birth [or sex] given in the Application or any Application for riders is not correct, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age [and sex].

        Non-Participating.    This Policy does not share in the Company's surplus or profits and does not pay dividends.

        Suicide Exclusion.    If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the Premium Payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.

        Termination.    All coverage under this Policy shall terminate when any one of the following events occurs:

    (1)
    The Owner requests a full surrender. A surrender will require a return of this Policy.

    (2)
    The Insured dies.

    (3)
    The Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Collateral" under "Policy Loans".

    (4)
    The Death Benefit Proceeds is equal to or less than zero.

        Representations and Contestability.    In issuing this Policy, the Company relies on all statements made by or for the Insured in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. The Company also has the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of the Policy when changes in coverage became effective.

        The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the Insured for two years from the Policy Effective Date unless fraud is involved.

        If there was a rider or endorsement added to this Policy after the Issue Date, or benefits added by a supplemental Policy Specifications Page, the Company cannot contest the validity of any benefits so added after the benefits have been in force during the lifetime of the Insured for two years from the effective date of the addition of the benefits unless fraud is involved.

        The Company cannot contest the validity of any reinstated benefits after the reinstated benefits have been in force during the lifetime of the Insured for two years from the date the Company approves the reinstatement application unless fraud is involved.

        Reports.    At least once a year the Company will send to the Owner's last known address, a report for this Policy. The report will show as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) Premium Payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) the Owner's current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.

        In addition, the Company will provide a Report for this Policy at any time upon the Owner's written request. If the Owner requests this information more frequently than annually, the Company may charge a fee which shall not exceed $50.

        Arbitration.    The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.

        Any controversy, dispute or claim by any Owner, Insured or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.

        If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.

        It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.

        Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.

CONTROL PROVISIONS

        The Parties Involved.    The Owner is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Insured unless someone else is named as the Insured. The Insured is the person whose life this Policy insures.

        Rights of Owner.    While the Insured is living, the Owner may exercise all rights and benefits contained in the Policy or allowed by the Company. These rights include assigning this Policy, changing Beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any assignee or irrevocable Beneficiary.

        If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

        Contingent Owner.    If the Owner is not the Insured, the Owner may name a Contingent Owner provided such request is made in writing on a form acceptable to the Company. The Contingent Owner will become the Owner if the Owner die. If there is not a Contingent Owner named when the Owner die, the estate of the last Owner to die will become the Owner.

        Beneficiary.    A Beneficiary is any person named by the Owner on the Company's records to receive the Death Benefit Proceeds on the Insured's death. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit. The Owner may change the Beneficiary at any time prior to the Insured's death. To make a change, the Company must receive a written request satisfactory to the Company at the Home Office. If an irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. Provided, however, the Company will not be liable for any payment made before such request has been received and acknowledged at the Home Office.

        Changing the Owner.    The Owner may be changed at any time prior to the Insured's death. To make a change, the Company must receive from the Owner a written request satisfactory to the Company at the Home Office. Any such change will be effective on the date the request was signed. Provided, however, the Company will not be liable for any payment the Company makes before such request has been received and acknowledged at the Home Office.

        Assignment.    Upon notice to the Company, the Owner may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. The Company assumes no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

        Protection of Proceeds.    To the extent permitted by law, any payment of Death Benefit Proceeds, surrender value or any Withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.

        Suspension or Delay in Payment.    The Company has the right to suspend or delay the date of payment of a Withdrawal, loan, surrender, or the Death Benefit Proceeds for any period:

    (1)
    when the New York Stock Exchange is closed; or

    (2)
    when trading on the New York Stock Exchange is restricted; or

    (3)
    when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

    (4)
    when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

        As to amounts allocated to the Fixed Account, the Company may defer payment of Death Benefit proceeds for up to two months and any withdrawal, surrender or the making of a policy loan for up to six months after a written request is received.

        If the Company delays payment of surrender benefits under this Policy, the Company will pay the Owner interest at the rate specified under applicable state law as required, if any, at the time of the surrender request.

        Tax Considerations.    In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify at all times as a life insurance contract under the Internal Revenue Code of 1986, as amended, or its successor. The Company reserves the right to: (a) decline to accept a premium payment; or (b) decline to change the Death Benefit Option; or (c) decline to process a Withdrawal; or (d) refund a premium payment, including any earnings thereon, if necessary to prevent this Policy from failing to qualify as a life insurance contract.

        The Company also reserves the right to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent the Company considers necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. The Owner will receive advance written notification of such changes.

        Changes in Policy Cost Factors.    Changes in non-guaranteed credited rates, cost of insurance charge rates, mortality and expense risk charge rates, administration charge rates, or expense charge rates, if any, will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

        Coverage Limitations.    Unless the health and other conditions of the Insured on the date that the Policy is delivered to the Owner is the same as that indicated in the application, the Company reserves the right to cancel the Policy or re-underwrite the Policy and make appropriate adjustments to the monthly Cost of Insurance Charge.

PREMIUMS

        Premium Payment(s).    Premium payment(s) are payable at the Company's Home Office or to any Agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. The minimum premium payment(s) that the Company will accept is: (1) $50 if paid by a monthly pre-authorized payment arrangement; or (2) $150 for any other mode of payment accepted by the Company.

        The Company reserves the right to refund a premium payment, including any earnings thereon, which:

    (a)
    in the first Policy Year, causes the Death Benefit to exceed the Initial Face Amount shown on the Policy Specifications Page, or

    (b)
    increases the difference between the Death Benefit and the Policy Value, and

    (c)
    exceeds $20 per $1,000 of Face Amount.

        The Company has the right not to accept any premium payment in the event that it is determined in the Company's discretion that the premium payment will cause the Policy to fail to qualify as a life insurance contract under federal tax laws.

        No insurance will take effect until the initial premium payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the Application on the date the Policy is delivered.

        Planned Premium Payments.    The amounts and frequency of the planned premium payments in effect on the Policy Effective Date are shown on the Policy Specifications Page. The Owner does not have to make the planned premium payment. Subject to the limits described above, the Owner may change the frequency and amount of the planned premium payments at any time.

        The Company will send planned premium payment reminder notices to the Owner unless otherwise requested. The owner can choose to have them sent at 12, 6, or 3 month intervals. If desired, the Company will also arrange for planned premium payments to be made on a monthly basis under a pre-authorized payment arrangement.

        Unscheduled Premium Payments.    Subject to the limits described above, while this Policy is in force, premium payment(s) other than the planned premium payments will be accepted by the Company at any time. The Owner may specify in writing that all unscheduled premium payments are to be applied against Policy Debt, if any, as a loan repayment.

        Minimum Monthly Premium Guarantee.    In return for paying the Minimum Monthly Premium shown on the Policy Specifications Page or an amount equivalent thereto by the Monthly Anniversary Day, the Company guarantees, to the extent outlined herein, that the Policy will not Lapse during the Minimum Monthly Premium Guarantee Period, which is shown on the Policy Specifications Page, if for each month that the policy has been in force (a) equals or exceeds (b). For purposes of the Minimum Monthly Premium Guarantee:

    (a)
    is the total premiums paid less any Withdrawals and Policy Debt; and

    (b)
    is the Minimum Monthly Premium as shown on the Policy Specifications Page multiplied by the number of complete policy months since the Policy Effective Date, including the current month.

        Any change in the benefits provided by this Policy or any riders attached hereto, made subsequent to the Policy Effective Date and during the Minimum Monthly Premium Guarantee Period, may result in a change to the Minimum Monthly Premium. However, the changes will not extend the time period for the guarantee. The new Minimum Monthly Premium and its effective date will be shown in a supplemental Policy Specifications Page.

        Allocation of Net Premiums.    Net Premiums will be allocated to the Sub-Accounts and the Fixed Account on the date the Company receives them according to the instructions of the Owner in the Application or subsequent written notice. Owner may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is 10% of any Net Premiums, and the sum of allocations must add up to 100%. The Company reserves the right to establish (i) a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or (ii) a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

        If the Contract is issued in a state where, upon cancellation and within the cancellation period, the Company returns the premium payment(s) made, the Company reserves the right to allocate the initial premium payment and any additional premium payments made during cancellation period to the Fixed Account or Money Market Sub-Account. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner.

        Grace Period.    Unless this Policy is otherwise continued under the Minimum Monthly Premium Guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61-day period is called the Grace Period.

        If the Owner does not pay sufficient Net Premiums to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such premiums due to the Owner's last known address and to the address of any assignee of record. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.

        Reinstatement.    Prior to the Insured's death and any Surrender of this policy, if this Policy has Lapsed, it can be reinstated. Reinstatement means to restore the Policy when the Policy has terminated at the end of the Grace Period. The Company will reinstate the Policy if the Company receives:

    (1)
    the Owner's written request within five years after the end of the Grace Period,

    (2)
    evidence of insurability satisfactory to the Company,

    (3)
    payment of Net Premium equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of Premium Payments at least sufficient to keep this Policy in force for three months (The Company may accept Premium Payments larger than this amount), and

    (4)
    payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

        The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

        Minimum Values.    The values and benefits of this Policy shall not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

DEDUCTIONS FROM POLICY VALUE

        Monthly Deductions, Other Deductions and Surrender Charges are described on the Policy Specifications Page.

COST OF INSURANCE

        Cost of Insurance Charge.    The monthly cost of insurance charge is computed at the beginning of each policy month by multiplying the Net Amount at Risk (divided by $1,000) by the cost of insurance rate as described in the Cost of Insurance Rate section.

        The Cost of Insurance Charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

        Cost of Insurance Rates.    The monthly cost of insurance rate is based on the sex, issue age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, the Company will use the issue age, sex, rate class and duration of this Policy at the time of the request. Monthly cost of insurance rates will be determined by the Company, based on its expectations as to future investment earnings, mortality, persistency, taxes, expenses and other relevant factors.

        Any change in the monthly cost of insurance rates will be by class and based on expectations of future investment earnings, mortality, persistency, taxes, expenses and other relevant factors. However, the cost of insurance rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Specifications Page.

BASIS OF COMPUTATIONS

        Maximum cost of insurance rates are based on the [Commissioner's 1980 Standard Ordinary Smoker or Non-Smoker, Male or Female Mortality Table (age nearest birthday)] and the rate class of the Insured.

FIXED ACCOUNT

        Calculation of the Fixed Account Value.    The value of the Fixed Account at any time is equal to:

    (a)
    the Net Premiums allocated to the Fixed Account; plus

    (b)
    Policy Value transferred to the Fixed Account; plus

    (c)
    interest credited to the Fixed Account; less

    (d)
    any Withdrawals including any withdrawal charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less

    (e)
    any surrender charges deducted in the event of a decrease of Face Amount less

    (f)
    Monthly Deductions.

        Interest Credited.    The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.

        For subsequent Net Premiums allocated to the Fixed Account or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent Net Premium is received by the Company or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Net Premium is allocated or the date the transfer is made.

        After the guaranteed interest rate expires, (i.e., 12 months after the Net Premium or transfer is placed in the Fixed Account) the Company will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than the annual Guaranteed Interest Rate for Fixed Account shown on the Policy Specifications Page. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.

        The Company reserves the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account.

VARIABLE ACCOUNT

        General Description.    The variable benefits under the Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

        The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. The Company has the right to transfer to the Company's General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

        Sub-Accounts of the Variable Account.    The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications Page and in the current Prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

        When permitted by law, the Company may:

    (1)
    create new variable accounts;

    (2)
    combine variable accounts, including the Variable Account;

    (3)
    add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

    (4)
    make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as the Company may determine;

    (5)
    add new Funds or remove existing Funds;

    (6)
    if shares of a Fund are no longer available for investment or if the Company determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

    (7)
    deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

    (8)
    operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

    (9)
    make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

        The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

        The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which the Owner's selected Sub-Accounts are invested. The company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

        Valuation of Assets.    Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owners(s) received for the Funds defines the Net Asset Value per share of the Funds and describes each Fund.

        Calculation of Sub-Account Values.    The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

        For each Sub-Account, the Net Premiums allocated to the Sub-Account or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

        Net Investment Factor.    The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where

    (1)
    is the result of:

    a.
    the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

    b.
    the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    c.
    a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

    (2)
    is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

        Transfers.    On or after the later of [thirty] days after the Policy Effective Date or six days after the [ten-day] cancellation period, or such other period as required by law, upon receipt of Written Notice, the Owner may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the date the Company receives Written Notice from the Owner.

        The amount transferred must be at least $[100] or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the

Fixed Account or Sub-Account(s) from which the transfer is made is less than $[100], the Company reserves the right to transfer the entire amount instead of the requested amount. The Company reserves the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year. This maximum is currently the greater of $[2500] or [25]% of the Fixed Account Value.

        The Policy Value on the effective date of the transfer will not be affected except to the extent of the transfer fee. The Company reserves the right to limit transfer requests to no more than [12] per year. For each additional transfer request over [12] during each Policy Year, the Company reserves the right to charge a transfer fee which is indicated on the Policy Specifications Page. The transfer fee, if any, will be deducted from the amount being transferred.

        The Company reserves the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

DEATH BENEFIT

        Death Benefit Proceeds.    On the Insured's death, provided this Policy is in force, the Company will pay the Death Benefit Proceeds when satisfactory proof of death of the Insured is received.

        Amount of Death Benefit Proceeds.    The Death Benefit Proceeds will be determined as of the date of the Insured's death and will be equal to: (1), plus (2), minus (3), minus (4) where

    (1)
    is the Death Benefit under the Death Benefit option selected;

    (2)
    is any additional benefits due under any riders attached to this Policy;

    (3)
    is any Policy Debt; and

    (4)
    is any unpaid Monthly Deductions if the Insured dies during the Grace Period.

        The Death Benefit Proceeds shall be determined under the Level Death Benefit option or Increasing Death Benefit option, whichever is chosen by the Owner and indicated on the Policy Specifications Page, or any supplemental Policy Specifications Page.

          Level Death Benefit—The Death Benefit will be the greater of:

      (a)
      The Face Amount of insurance on the Insured's date of death; or

      (b)
      a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.

          Increasing Death Benefit—The Death Benefit will be the greater of:

      (a)
      the Face Amount of insurance on the Insured's date of death plus the Policy Value on such date; or

      (b)
      a specified percentage of the Policy Value on the Insured's date of death as indicated on the Table of Percentages below.

TABLE OF PERCENTAGES

Attained Age	Percentage	Attained Age	Percentage	Attained Age	Percentage
0-40	250%	54	157%	68	117%
41	243%	55	150%	69	116%
42	236%	56	146%	70	115%
43	229%	57	142%	71	113%
44	222%	58	138%	72	111%
45	215%	59	134%	73	109%
46	209%	60	130%	74	107%
47	203%	61	128%	75-90	105%
48	197%	62	126%	91	104%
49	191%	63	124%	92	103%
50	185%	64	122%	93	102%
51	178%	65	120%	94	101%
52	171%	66	119%	95+	100%
53	164%	67	118%

        Payment of Death Benefit Proceeds.    The Company will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, the Company will pay the Owner or Owner's estate.

        Suspension of Payment.    Payment of Death Benefit Proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or Withdrawals.

        Creditor Claims.    To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.

SURRENDERS AND WITHDRAWALS

        Surrenders.    Prior to the Insured's death, and while the Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which the Company receives a Written Notice requesting surrender of the Policy. If the Policy is surrendered, any applicable surrender charge as described on the Policy Specifications Page will be imposed. Once the surrender is effective, all benefits provided by the Policy cease and the Policy cannot be reinstated.

        Withdrawals.    After the first Policy Year, the Owner may make a written request for a Withdrawal, subject to certain restrictions. The minimum Withdrawal request is $[500]. The maximum Withdrawal request may be for an amount less than the Surrender Value. As of the date the Company receives Written Notice from the Owner, the Sub-Account Value(s) and Fixed Account Value will be reduced by the amount withdrawn (including the withdrawal charge as described on the Policy Specifications Page). The Owner may specify how the Withdrawal and withdrawal charge are to be deducted from the Sub-Account Value(s) and Fixed Account Value. In the event an allocation is not specified, the Company will allocate the Withdrawal and withdrawal charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the Unloaned Policy Value.

        If a Level Death Benefit is in effect, the Company reserves the right to reduce the Face Amount of the Policy by the amount of the Withdrawal (exclusive of the withdrawal charge). Face Amount reductions will be effective on the Monthly Anniversary Day that falls on or next following the date the Company approves a written request for a Withdrawal. The order of Face Amount reductions will be as provided in the provision "Decreasing the Face Amount". There will be no surrender charge for a Face Amount reduction resulting from a Withdrawal.

        The Company reserves the right to decline a Withdrawal request if the remaining Face Amount would be below the minimum amount for which the Company would then issue the Policy under its rules; or the Company determines that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company.

POLICY LOANS

        Right to Make Loans, Policy Debt.    After the first Policy Anniversary and prior to the Insured's death and while this Policy is in force, loans can be made on this Policy provided it has Surrender Value greater than zero. However, the Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $[500]. The Company may delay making any policy loan from the Fixed Account for up to six months.

        Maximum Loan.    The most the Owner can borrow is an amount that equals [90]% of the Cash Value of the Policy minus any Policy Debt on the date the policy loan request is received.

        Interest.    The interest charged on any policy loan is at an effective annual rate, shown on the Policy Specifications Page, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the Policy Debt.

        Collateral.    When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner can specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value on the date the policy loan is made. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. The Company will allocate the unpaid interest based on the proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value. The Loan Account Value will be recalculated (1) when policy interest is added to the amount of the loan, (2) when a loan repayment is made, or (3) when a new policy loan is made.

        The Company will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account shown on the Policy Specifications Page. The Company will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

        If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. The Company will send the Owner a notice of the amount the Owner must pay. This amount must be paid within 31 days after the notice is sent, or the Policy will Lapse. The Company will send the notice to the Owner and to any assignee of record.

        Repaying Policy Debt.    Policy Debt can be repaid in part or in full any time during the Insured's life while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner may tell the Company how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the Company will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

CHANGING THIS POLICY

        The Owner can request any one of the following changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.

        Increasing the Face Amount.    On or after the first Policy Anniversary, the Owner may submit a supplemental application for an increase in Face Amount. The Company reserves the right to require satisfactory proof of insurability in connection with evaluating any requested increase in Face Amount. The Insured's current Attained Age must be less than the maximum issue age. The amount of any increase must be at least $[10,000]. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Specifications Page which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.

        Premium Payments Required for a Face Amount Increase.    Additional premium payments may be required in connection with an increase in Face Amount. The Company will notify the Owner if additional premium payments are required and specify the premium payments required on the supplemental Policy Specifications Page.

        Cancellation of an Increase of Face Amount.    The cancellation provision on the cover of this Policy applies equally to any increase in Face Amount except that where no additional premium payments are required in order to increase the Face Amount, only the first monthly cost of insurance deduction and the administration fee for increases in Face Amount will be credited back to the sub-accounts and fixed account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Unloaned Policy Value if the increase is cancelled.

        Decreasing the Face Amount.    On or after the first Policy Anniversary, the Owner can request in writing a decrease in Face Amount subject to the following rules. Any decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company approves the written request for change. The decrease will first be applied against increases in Face Amount in the reverse order in which they occurred. It will then be applied against the Initial Face Amount. The Company reserves the right to prohibit any decrease: (1) for the three years following an increase in Face Amount; and (2) for one Policy Year following the last decrease in Face Amount.

        The Face Amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Specifications Page. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in premiums and earnings thereon. Decreasing the Initial Face Amount may result in a surrender charge. The Company reserves the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company.

        Changing the Death Benefit Option.    On or after the first Policy Anniversary, the Owner may request in writing a change in the Death Benefit Option. The change will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company approves the written request for change. If the Owner requests a change from Increasing Death Benefit to Level Death Benefit, the Face Amount will be increased to equal the Death Benefit on the effective date of change. There will be no administration charge for a Face Amount increase resulting from a Death Benefit Option change. If the Owner requests a change from Level Death Benefit to Increasing Death Benefit, the Face Amount will be decreased so that it equals the Death Benefit less the Policy Value on the date of the change. There will be no surrender charge for a Face Amount reduction resulting from a Death Benefit Option change. The Company reserves the right to require satisfactory proof of insurability before permitting a change in Death Benefit options.

        Change Approval.    All changes must be approved by the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.

SETTLEMENT OPTIONS

        Optional Methods of Settlement provide alternative ways in which payment can be made. Payment under these Optional Methods of Settlement will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.

        Availability of Options.    Upon written request, all or part of the Death Benefit Proceeds or Surrender Value may be applied under any Settlement Option offered on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

        Minimum Amounts.    If the amount to be applied under any Settlement Option for any one person is less than $[5,000], the Company may pay that amount in one sum instead. If the payments under any option come to less than $[50] each, the Company has the right to make payments at less frequent intervals.

        Electing A Settlement Option.    To elect any Settlement Option, the Company requires that a written request, satisfactory to it, be received at its Home Office. The Owner may elect a Settlement Option during the Insured's lifetime. If the Death Benefit Proceeds are payable in one sum when the Insured dies, the Beneficiary may elect a Settlement Option with the Company's consent.

        Effective Date and Payment Date.    The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that due proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

        A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

        If the Surrender Value is applied under any option, the Company may delay payment for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount of the delayed payment.

        Description of Options.    The Company's Settlement Options are described below. Any other Settlement Option agreed to by the Company may be elected. The Settlement Options are described in terms of monthly payments.

        Option 1—Payment For A Fixed Period.    Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of [3]% per year.

Option 1 Table

Minimum Monthly Payment Rates for Each $1,000 Applied
Years	Monthly Payment	Years	Monthly Payment		Years	Monthly Payment
1		$11	$	[8.86]	21	$	[5.32]
2	[42.86]	12		[8.24]	22		[5.15]
3	[28.99]	13		[7.71]	23		[4.99]
4	[22.06]	14		[7.26]	24		[4.84]
5	[17.91]	15		[6.87]	25		[4.71]
6	[15.14]	16		[6.53]	26		[4.59]
7	[13.16]	17		[6.23]	27		[4.47]
8	[11.68]	18		[5.96]	28		[4.37]
9	[10.53]	19		[5.73]	29		[4.27]
10	[9.61]	20		[5.51]	30		[4.18]

        Option 2—Life Income with Payments for a Guaranteed Period.    Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

        The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on [the Annuity 2000 Mortality Table with interest at 3% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the Option].

THIS PAGE INTENTIONALLY LEFT BLANK

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
NON-DIVIDEND PAYING

[LETTERHEAD OF PROTECTIVE LIFE INSURANCE COMPANY]

POLICY LOAN ENDORSEMENT

        The Company has issued this endorsement as a part of the Policy to which it is attached, "the Policy". This endorsement changes provisions of the Policy.

        The Policy is amended as follows:

  1.
  The provision entitled "Policy Loans" shall be deleted in its entirety, and in its place the following provision shall be substituted:

POLICY LOANS

          Right to Make Loans, Policy Debt.    A loan can be made prior to the death of the Last Survivor of the Joint Insureds and while the Policy is in force and the Policy has Surrender Value greater than zero. A loan can be a standard loan or a carryover loan. After the first Policy Anniversary, standard loans can be made on the Policy. However, the Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months. The Company refers to all outstanding loans plus accrued interest as Policy Debt.

          Maximum Loan.    The most the Owner can borrow is an amount that equals 90% of the Cash Value of the Policy minus any Policy Debt on the date the policy loan request is received.

          Carryover Loan.    An initial carryover loan is a loan on the Policy the amount of which must (a) be transferred from another policy that is exchanged for the Policy such that the exchange qualifies under Section 1035 of the Internal Revenue Code, as amended, or its successor and (b) be approved by the Company. Additional carryover loans are loans on the Policy made to cover carryover loan interest.

          Standard Loan.    A standard loan is any loan that is not a carryover loan.

          Interest.    The maximum interest charged on standard and carryover loans is at an effective annual rate shown in item 3 below, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest on a standard loan is not paid when due, it will be added to the standard loan portion of the Policy Debt and will bear interest at the rate payable on a standard loan. If interest on a carryover loan is not paid when due, it will be added to the carryover loan portion of the Policy Debt and will bear interest at the rate payable on a carryover loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the Policy Debt.

          Collateral.    When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner can specify, on a standard loan, how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value on the date the policy loan is made. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. The Company will allocate the unpaid interest based on the proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy

1

  Value. The Loan Account Value will be recalculated (1) when Policy interest is added to the amount of the loan, (2) when a loan repayment is made, or (3) when a new policy loan is made.

          The Company will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account shown on the Policy Specifications Page. The Company will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

          If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. The Company will send the Owner a notice of the amount the Owner must pay. This amount must be paid within 31 days after the notice is sent, or the Policy will Lapse. The Company will send the notice to the Owner and to any assignee of record.

          Repaying Policy Debt.    Policy Debt can be repaid in part or in full any time prior to the death of the Last Survivor of the Joint Insureds and while the Policy is in force. After the Policy Effective Date, any Policy Debt repayment will first reduce the standard loan portion of the Policy Debt until all standard loan Policy Debt has been repaid. After the standard loan Policy Debt has been repaid, any Policy Debt repayment will reduce the carryover loan portion of the Policy Debt. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner may tell the Company how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the Company will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

  2.
  The provision entitled "Loan Interest Rate" or "Maximum Loan Interest Rate" on the Policy Specifications Page shall be deleted in its entirety, and in its place the following provision shall be substituted:

          Maximum Loan Interest Rate.    In the first 10 Policy Years, the maximum annual interest rate charged on any carryover loan will be [3.00%-8.00%] and the maximum annual interest rate charged on any standard loan will be [3.00%-8.00%]. For Policy Years 11 and after, the maximum annual interest rate charged on any policy loan will be [3.00%-8.00%].

        Signed for the Company as of the Policy Effective Date of the Policy.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ DEBORAH J. LONG Secretary

2

QuickLinks

  Exhibit 4.(a)(2)
INDEX
POLICY SPECIFICATIONS
DEDUCTION FROM PREMIUM PAYMENTS
MONTHLY DEDUCTIONS
OTHER DEDUCTIONS
SURRENDER CHARGES
GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK
DEFINITIONS
GENERAL PROVISIONS
CONTROL PROVISIONS
PREMIUMS
DEDUCTIONS FROM POLICY VALUE
COST OF INSURANCE
BASIS OF COMPUTATIONS
FIXED ACCOUNT
VARIABLE ACCOUNT
DEATH BENEFIT
TABLE OF PERCENTAGES
SURRENDERS AND WITHDRAWALS
POLICY LOANS
CHANGING THIS POLICY
SETTLEMENT OPTIONS
Option 1 Table
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY NON-DIVIDEND PAYING
POLICY LOAN ENDORSEMENT
POLICY LOANS